CONTACT: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS RECORD FOURTH QUARTER AND FULL YEAR PROFIT;
41ST CONSECUTIVE YEAR OF PROFITABILITY

DALLAS, TEXAS - January 23, 2014 - Southwest Airlines Co. (NYSE:LUV) (the “Company”) today reported its fourth quarter and full year 2013 results:

•
Record fourth quarter net income, excluding special items*, of $236 million, or $.33 per diluted share, compared to fourth quarter 2012 net income, excluding special items, of $65 million, or $.09 per diluted share. This exceeded the First Call consensus estimate of $.29 per diluted share.

•
Record fourth quarter net income of $212 million, or $.30 per diluted share, which included $24 million (net) of unfavorable special items, compared to net income of $78 million, or $.11 per diluted share, in fourth quarter 2012, which included $13 million (net) of favorable special items.

•
Record full year net income, excluding special items, of $805 million, or $1.12 per diluted share, compared to full year 2012 net income, excluding special items, of $417 million, or $.56 per diluted share.

•
Record full year net income of $754 million, or $1.05 per diluted share, which included $51 million (net) of unfavorable special items, compared to net income of $421 million, or $.56 per diluted share, in full year 2012, which included $4 million (net) of favorable special items.

•	Return on invested capital* (before taxes and excluding special items) for full year 2013 of 13.1 percent, as compared to 7.2 percent for full year 2012.

Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "We are happy to report full year 2013 net income of $805 million, and fourth quarter 2013 net income of $236 million, both excluding special items. We are extremely proud of these record results and the tremendous progress made on our strategic initiatives, which produced substantial returns and contributed significantly to our superb 2013 financial performance. Our full year 2013 total operating revenues were a record $17.7 billion, and our cost performance was excellent. We generated strong free cash flow* of $1.0 billion in 2013, allowing us to return $611 million to our Shareholders, through share repurchases and dividend payments, and reduce debt and capital lease obligations by $313 million. Our pre-tax return on invested capital, excluding special items (ROIC), for full year 2013 was 13.1 percent, nearly double the prior year's performance. I want to thank the outstanding People of Southwest and AirTran. They deserve all the credit for producing these strong results, which earned them a $228 million contribution to the Profitsharing Plan for the year 2013, up 88.4 percent, or $107 million, compared to the prior year.
"We ended 2013 strong, with an exceptional fourth quarter performance. Total operating revenues were a fourth quarter record $4.4 billion, increasing 6.1 percent compared to fourth quarter last year. On a unit basis (per available seat mile), our fourth quarter 2013 revenues increased 3.8 percent year-over-year, which is remarkable considering the increase in stage length and seat density. While traffic was impacted at the beginning of the quarter by the federal government shutdown, we saw a healthy rebound in traffic and revenue trends, resulting in a five percent year-over-year increase in passenger unit revenues for the combined November/December period. Strong travel demand and favorable year-over-year unit revenues have continued in January, thus far. And, bookings for the remainder of the first quarter are strong. Based on these trends, we currently expect year-over-year growth in first quarter 2014 unit revenues.
"We also had an outstanding fourth quarter 2013 cost performance, with unit costs, excluding special items, down 2.8 percent year-over-year. We benefited from stable fuel prices, our ongoing fleet modernization efforts, and rigorous cost control efforts across the Company. We closed the year with fourth quarter 2013 economic fuel costs of $3.05 per gallon, a decline of approximately eight percent from fourth quarter 2012. Based on current market prices and our existing fuel derivative contracts, as of January 17th, we expect first quarter 2014 economic fuel costs to be in the $3.05 to $3.10 per gallon range, which would be a significant drop year-over-year. Excluding fuel, profitsharing, and special items, our fourth quarter 2013 unit costs declined 0.4 percent year-over-year.  We expect a year-over-year increase in our first quarter 2014 unit costs, excluding fuel, profitsharing, and special items.
"We are on track with our AirTran integration, achieving approximately $400 million in annual net pre-tax synergies in 2013, as planned. Since 2011, we have converted 17 of the 52 AirTran Boeing 737-700s to Southwest, and we have replaced the flying for 13 AirTran Boeing 717-200s transitioned to Delta in 2013, with Southwest 737 service. Nine more 717s were removed from active service at year end 2013, and the remaining 66 717s are scheduled to be removed from the AirTran network by the end of this year, and transitioned to Delta through 2015. The remaining 35 AirTran Boeing 737-700s are scheduled to be converted to Southwest this year. During fourth quarter, we converted Memphis, Pensacola, San Juan, and Buffalo to Southwest, and launched Southwest service to Richmond. At year end 2013, all remaining domestic AirTran markets had Southwest service. We are pleased with the rapid improvement of our developing markets as we convert AirTran routes into Southwest and optimize our combined networks. With our international reservation system scheduled for implementation later this month, we remain on track to convert AirTran’s seven international markets, along with its remaining domestic markets, by the end of this year. As planned, this will allow us to complete the AirTran integration and retire the brand by the end of 2014.
"We plan to launch international service on Southwest Airlines this year, which will be a huge milestone for us. Construction of a five-gate international facility at Houston's William P. Hobby Airport, expected to open in late 2015, has begun, and can accommodate Southwest service to destinations in the Caribbean, Mexico, Central America, and the northern cities of South America. We also have future plans to bring Southwest near-international service to Fort Lauderdale-Hollywood International Airport (FLL). Under a recently executed agreement with Broward County, Florida, which owns and operates FLL, we will oversee and manage the design and construction of the airport's Terminal 1 Modernization Project.  In addition to significant improvements to the existing Terminal 1, the project includes the design and construction of a new five-gate Concourse A with an international processing facility.
“During 2014, we expect to take delivery of 33 new Boeing 737-800s and 12 pre-owned -700s, which will allow us to keep our 2014 capacity relatively flat, year-over-year, as we continue to transition the AirTran 717 fleet to Delta, and retire Classic Boeing 737 aircraft. We continue to optimize the combined Southwest and AirTran route networks, and announced new travel options in 2014 to some of our Customers’ favorite domestic destinations, like San Diego and Portland, Oregon. We also look forward to expanding service to Dallas Love Field, with the October 2014 repeal of the Wright Amendment.
“We are excited about bringing more flights to New York's LaGuardia Airport with our recent acquisition of 12 takeoff and landing slots, pursuant to American Airlines' required divestiture for its merger with US Airways. In addition, we gained permanent control of 10 takeoff and landing slots at LaGuardia that Southwest currently operates under lease from American. In an effort to bring more low fares to Washington’s Reagan National Airport, we also have bid on slots that American is required to divest.
"We enter 2014 financially strong and excited about the opportunities unfolding. We are proud of our many 2013 accomplishments, most notably our strong financial performance that we believe positions us well to achieve our targeted 15 percent ROIC in 2014. As ever, we remain focused on providing job security for our Employees; providing friendly, reliable and low-fare service to our Customers; and enhancing Shareholder value.”

Notable 2013 accomplishments for Southwest Airlines include:

•	Achieved 41st consecutive year of profitability, with record profits

•	Achieved 13.1 percent return on invested capital (before taxes and excluding special items)

•	Contributed $228 million to the Profitsharing Plan, an increase of $107 million

•	Returned $611 million to Shareholders through repurchases of $540 million of common stock (38 million shares) and distribution of $71 million in dividends

•	Reduced long-term debt and capital lease obligations by $313 million

•	Deferred $1 billion in aircraft capital spending to beyond 2018

•
Received numerous awards and recognitions, most notably being recognized as the Best Domestic Airline for Customer Service by Executive Travel Magazine's Leading Edge Awards, named Brand of the Year in the Value Airline Category by the Harris Poll, and recognized with the top ranking by InsideFlyer Magazine for Best Customer Service and Best Loyalty Credit Card

•	For the 17th consecutive year, Southwest Airlines Cargo received the 2013 Quest for Quality Award, awarded by Logistics Management Magazine

•	Launched the first Southwest destination outside the 48 contiguous states with service to San Juan, Puerto Rico

•	Completed the connection between the Southwest and AirTran networks

•	Expanded Southwest Cargo to the AirTran network

•	Ended the year with Southwest service in all domestic AirTran airports

•	Launched AirTran service to Hartford and Oklahoma City

•	Completed the 143-seat Evolve retrofit of 372 Southwest 737-700s and 78 737-300s

•	Converted 6 of the 52 AirTran 737-700s to the Southwest livery with Evolve configuration, bringing cumulative conversions to 17

•	Transitioned 13 of the 88 AirTran 717-200s to Delta Air Lines

•	Reached a cumulative 65 percent of the AirTran workforce converted to Southwest, with the remaining flight crews and dispatchers scheduled to transition in 2014

•	Completed equipping all -700 and -800 aircraft with satellite-based WiFi (including completed AirTran conversions) and became the first and only carrier to offer gate-to-gate connectivity

•	Partnered with DISH to offer “TV Flies Free” in second half 2013; DISH sponsorship was recently extended through 2014

•	Launched movies on demand, a new WiFi portal, and Messaging feature for iOS users

•	Remained on track to implement Southwest's International Reservation system in January 2014

•	Broke ground on the five-gate, international facility at Houston's William P. Hobby Airport, planned to open in late 2015

•	Acquired 12 slots (for six roundtrip flights) at New York's LaGuardia Airport and permanently secured 10 slots (five roundtrip flights) that are currently being operated by Southwest

•	Joined the Transportation Security Administration's (TSA) expedited screening program known as TSA Pre Check™

Financial Results
The Company's fourth quarter 2013 total operating revenues increased 6.1 percent to $4.4 billion, while operating unit revenues increased 3.8 percent, on a 2.2 percent increase in available seat miles and a 3.0 percent increase in average seats per trip, all as compared to fourth quarter 2012. Based on current revenue and booking trends, the Company expects year-over-year growth in its first quarter 2014 unit revenues.

Total operating expenses in fourth quarter 2013 decreased 1.0 percent to $4.0 billion, as compared to fourth quarter 2012. The Company incurred costs (before taxes) associated with the acquisition and integration of AirTran, which are special items, of $19 million during fourth quarter 2013, compared to $14 million in fourth quarter 2012. Excluding special items in both periods, total operating expenses of $4.0 billion in fourth quarter 2013 were comparable to fourth quarter 2012.
Fourth quarter 2013 economic fuel costs were $3.05 per gallon, including $.03 per gallon in favorable cash settlements from fuel derivative contracts, compared to $3.32 per gallon in fourth quarter 2012, including $.09 per gallon in unfavorable cash settlements from fuel derivative contracts. Based on the Company's fuel derivative contracts and market prices as of January 17th, first quarter 2014 economic fuel costs are expected to be in the $3.05 to $3.10 per gallon range, which is significantly below first quarter 2013's economic fuel costs of $3.29 per gallon. As of January 17th, the fair market value of the Company's hedge portfolio through 2017 was a net asset of approximately $108 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.
Excluding economic fuel expense, profitsharing, and special items in both periods, fourth quarter 2013 operating costs increased 1.8 percent from fourth quarter 2012, and decreased 0.4 percent on a unit basis. Based on current cost trends, the Company expects first quarter 2014 unit costs, excluding fuel, profitsharing, and special items, to increase from first quarter 2013's 8.21 cents, with full year 2014 unit costs, excluding fuel, profitsharing, and special items, expected to increase year-over-year in the two to three percent range.
Fourth quarter 2013 operating income was a fourth quarter record $386 million, compared to $91 million in fourth quarter 2012. Excluding special items, fourth quarter 2013 operating income was also a fourth quarter record $418 million, compared to $136 million in the same period last year.
Other expenses in fourth quarter 2013 were $52 million, compared to other income of $34 million in fourth quarter 2012. This $86 million swing primarily resulted from $27 million in other losses recognized in fourth quarter 2013, compared to other gains of $62 million recognized in fourth quarter 2012. In both periods, these gains/losses included unrealized mark-to-market gains/losses associated with a portion of the Company's fuel hedging portfolio, which are special items. Excluding these special items, fourth quarter 2013 had $21 million in other expenses, compared to $3 million in fourth quarter 2012, primarily attributable to the premium costs associated with the Company's fuel derivative contracts. First quarter 2014 premium costs related to fuel derivative contracts are currently estimated to be in the $10 million to $20 million range, compared to $5 million in first quarter 2013. Net interest expense in fourth quarter 2013 was $25 million, compared to $28 million in fourth quarter 2012.
For 2013, total operating revenues increased 3.6 percent to $17.7 billion, while total operating expenses of $16.4 billion were comparable to 2012. Operating income for 2013 was a record $1.3 billion, compared to $623 million for 2012. For 2013, special charges (before taxes) associated with the acquisition and integration of AirTran were $86 million. Cumulative costs associated with the acquisition and integration of AirTran, as of December 31, 2013, totaled approximately $410 million (before profitsharing and taxes). The Company expects total acquisition and integration costs to be no more than $550 million (before profitsharing and taxes). Excluding special items in both periods, operating income was a record $1.4 billion for 2013, compared to $838 million for 2012.
As of January 22nd, the Company had approximately $3.1 billion in cash and short-term investments, and a fully available unsecured revolving credit line of $1 billion. Net cash provided by operations during fourth quarter 2013 was $302 million, and capital expenditures were $451 million. For 2013, net cash provided by operations was $2.49 billion, and capital expenditures were $1.45 billion, resulting in free cash flow of approximately $1.04 billion. The Company currently estimates its 2014 capital expenditures to be in the $1.5 billion to $1.6 billion range. The Company repurchased $540 million in common stock, or 38 million shares, during 2013. Since August 2011, the Company has repurchased $1.2 billion, or 111 million shares, of common stock under its $1.5 billion share repurchase authorization. This reduced the Company's outstanding common stock by approximately 14 percent. The Company repaid $313 million in debt and capital lease obligations during 2013, and is currently scheduled to repay approximately $550 million in debt and capital lease obligations during 2014.

Conference Call
Southwest will discuss its fourth quarter and full year 2013 results on a conference call at 11:30 a.m. Eastern Time today. A live broadcast of the conference call also will be available at
http://southwest.investorroom.com.

*Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and targets and projected results of operations; (ii) the integration of AirTran and the Company's related financial and operational plans and expectations, including the anticipated timing of full integration and the expected benefits and costs associated with the integration; (iii) the Company's fleet plans, including its fleet modernization and capacity plans and expectations; (iv) the Company’s network plans, expectations, and opportunities; (v) the Company’s plans and expectations with respect to international operations; (vi) the Company's plans and expectations related to managing risk associated with changing jet fuel prices; and (vii) the Company's plans and expectations with respect to capital expenditures and liquidity (including its plans for the repayment of debt and capital lease obligations). These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) demand for the Company's services and the impact of economic conditions, fuel prices, and actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities) on the Company's business decisions, plans, and strategies; (ii) the Company's ability to effectively integrate AirTran and realize the expected synergies and other benefits from the acquisition; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the Company's ability to timely and effectively prioritize its strategic initiatives and related expenditures; (v) the Company's dependence on third parties with respect to certain of its initiatives, in particular with respect to its fleet plans; (vi) changes in fuel prices, the impact of hedge accounting, and any changes to the Company's fuel hedging strategies and positions; (vii) the impact of governmental action and regulation on the Company's operations; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Southwest Airlines Co.
Condensed Consolidated Statement of Income
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2013	2012	Percent change	2013	2012	Percent change
OPERATING REVENUES:
Passenger	$4,197	$3,939	6.5	$16,721	$16,093	3.9
Freight	41	42	(2.4)	164	160	2.5
Other	190	192	(1.0)	814	835	(2.5)
Total operating revenues	4,428	4,173	6.1	17,699	17,088	3.6

OPERATING EXPENSES:
Salaries, wages, and benefits	1,284	1,197	7.3	5,035	4,749	6.0
Fuel and oil	1,367	1,505	(9.2)	5,763	6,120	(5.8)
Maintenance materials and repairs	238	270	(11.9)	1,080	1,132	(4.6)
Aircraft rentals	84	85	(1.2)	361	355	1.7
Landing fees and other rentals	255	252	1.2	1,103	1,043	5.8
Depreciation and amortization	223	224	(0.4)	867	844	2.7
Acquisition and integration	19	14	35.7	86	183	(53.0)
Other operating expenses	572	535	6.9	2,126	2,039	4.3
Total operating expenses	4,042	4,082	(1.0)	16,421	16,465	(0.3)

OPERATING INCOME	386	91	n.a.	1,278	623	105.1

OTHER EXPENSES (INCOME):
Interest expense	33	35	(5.7)	131	147	(10.9)
Capitalized interest	(7)	(5)	40.0	(24)	(21)	14.3
Interest income	(1)	(2)	(50.0)	(6)	(7)	(14.3)
Other (gains) losses, net	27	(62)	(143.5)	(32)	(181)	(82.3)
Total other expenses (income)	52	(34)	n.a.	69	(62)	n.a.

INCOME BEFORE INCOME TAXES	334	125	167.2	1,209	685	76.5
PROVISION FOR INCOME TAXES	122	47	159.6	455	264	72.3
NET INCOME	$212	$78	171.8	$754	$421	79.1

NET INCOME PER SHARE:
Basic	$0.30	$0.11		$1.06	$0.56
Diluted	$0.30	$0.11		$1.05	$0.56

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	699	735		710	750
Diluted	707	736		718	757

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2013	2012	Percent Change	2013	2012	Percent Change
Fuel and oil expense, unhedged	$1,364	$1,436		$5,645	$5,963
Add: Fuel hedge losses included in Fuel and oil expense	3	69		118	157
Fuel and oil expense, as reported	$1,367	$1,505		$5,763	$6,120
Deduct: Net impact from fuel contracts (1)	(13)	(31)		(84)	(32)
Fuel and oil expense, economic	$1,354	$1,474	(8.1)%	$5,679	$6,088	(6.7)%

Total operating expenses, as reported	$4,042	$4,082		$16,421	$16,465
Deduct: Net impact from fuel contracts	(13)	(31)		(84)	(32)
Total operating expenses, economic	$4,029	$4,051		$16,337	$16,433
Deduct: Charge for Acquisition and integration costs, net	(19)	(14)		(86)	(183)
Total operating expenses, non-GAAP	$4,010	$4,037		$16,251	$16,250
Deduct: ProfitSharing	(66)	(19)		(228)	(121)
Operating expense, non-GAAP excluding Profitsharing	$3,944	$4,018	(1.8)%	$16,023	$16,129	(0.7)%

Operating income, as reported	$386	$91		$1,278	$623
Add: Net impact from fuel contracts (1)	13	31		84	32
Operating income, economic	$399	$122		$1,362	$655
Add: Charge for Acquisition and integration costs, net	19	14		86	183
Operating income, non-GAAP	$418	$136	n.a.	$1,448	$838	72.8%

Other (gains) losses, net, as reported	$27	$(62)		$(32)	$(181)
Add (Deduct): Net impact from fuel contracts (1)	(6)	65		89	221
Other losses, net, non-GAAP	$21	$3	n.a.	$57	$40	42.5%

Income before income taxes, as reported	$334	$125		$1,209	$685
Add (Deduct): Net impact from fuel contracts (1)	19	(34)		(5)	(189)
	$353	$91		$1,204	$496
Add: Charge for Acquisition and integration costs, net	19	14		86	183
Income before income taxes, non-GAAP	$372	$105	n.a.	$1,290	$679	90.0%

Net income, as reported	$212	$78		$754	$421
Add (Deduct): Net impact from fuel contracts (1)	19	(34)		(5)	(189)
Add (Deduct): Income tax impact of fuel contracts	(7)	12		2	73
	$224	$56		$751	$305
Add: Charge for Acquisition and integration costs, net (2)	12	9		54	112
Net income, non-GAAP	$236	$65	n.a.	$805	$417	93.0%

Net income per share, diluted, as reported	$0.30	$0.11		$1.05	$0.56
Add (Deduct): Net impact from fuel contracts (2)	0.02	(0.03)		—	(0.15)
	$0.32	$0.08		$1.05	$0.41
Add: Impact of special items, net (2)	0.01	0.01		0.07	0.15
Net income per share, diluted, non-GAAP	$0.33	$0.09	n.a.	$1.12	$0.56	100.0%
(1) See Reconciliation of Impact from Fuel Contracts.
(2) Amounts net of tax.

Southwest Airlines Co.
Reconciliation of Impact from Fuel Contracts
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Fuel and oil expense
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$13	$(35)	$3	$(42)
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	(26)	4	(87)	10
Impact from fuel contracts to Fuel and oil expense	$(13)	$(31)	$(84)	$(32)

Operating Income
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	$(13)	$35	$(3)	$42
Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (1)	26	(4)	87	(10)
Impact from fuel contracts to Operating Income	$13	$31	$84	$32

Other (gains) losses, net
Mark-to-market impact from fuel contracts settling in future periods	$(9)	$28	$103	$221
Ineffectiveness from fuel hedges settling in future periods	16	2	(11)	(42)
Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(13)	35	(3)	42
Impact from fuel contracts to Other (gains) losses, net	$(6)	$65	$89	$221

Net Income
Mark-to-market impact from fuel contracts settling in future periods	$9	$(28)	$(103)	$(221)
Ineffectiveness from fuel hedges settling in future periods	(16)	(2)	11	42
Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	26	(4)	87	(10)
Impact from fuel contracts to Net Income (2)	$19	$(34)	$(5)	$(189)

(1) As a result of prior hedge ineffectiveness and/or contracts marked-to-market through the income statement.
(2) Excludes income tax impact of unrealized items.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Revenue passengers carried	26,895,809	26,607,560	1.1%	108,075,976	109,346,509	(1.2)%
Enplaned passengers	33,118,822	32,699,829	1.3%	133,155,030	133,978,100	(0.6)%
Revenue passenger miles (RPMs) (000s)	25,652,363	24,821,008	3.3%	104,348,216	102,874,979	1.4%
Available seat miles (ASMs) (000s)	31,886,318	31,193,395	2.2%	130,344,072	128,137,110	1.7%
Load factor	80.4%	79.6%	0.8 pts.	80.1%	80.3%	(0.2) pts.
Average length of passenger haul (miles)	954	933	2.3%	966	941	2.7%
Average aircraft stage length (miles)	704	688	2.3%	703	693	1.4%
Trips flown	317,688	327,590	(3.0)%	1,312,785	1,361,558	(3.6)%
Average passenger fare	$156.05	$148.02	5.4%	$154.72	$147.17	5.1%
Passenger revenue yield per RPM (cents)	16.36	15.87	3.1%	16.02	15.64	2.4%
RASM (cents)	13.89	13.38	3.8%	13.58	13.34	1.8%
PRASM (cents)	13.16	12.63	4.2%	12.83	12.56	2.1%
CASM (cents)	12.68	13.08	(3.1)%	12.60	12.85	(1.9)%
CASM, excluding fuel (cents)	8.39	8.25	1.7%	8.18	8.07	1.4%
CASM, excluding special items (cents)	12.58	12.94	(2.8)%	12.47	12.68	(1.7)%
CASM, excluding fuel and special items (cents)	8.33	8.21	1.5%	8.11	7.93	2.3%
CASM, excluding fuel, special items, and profitsharing (cents)	8.12	8.15	(0.4)%	7.94	7.84	1.3%
Fuel costs per gallon, including fuel tax (unhedged)	$3.08	$3.23	(4.6)%	$3.10	$3.21	(3.4)%
Fuel costs per gallon, including fuel tax	$3.08	$3.38	(8.9)%	$3.16	$3.30	(4.2)%
Fuel costs per gallon, including fuel tax (economic)	$3.05	$3.32	(8.1)%	$3.12	$3.28	(4.9)%
Fuel consumed, in gallons (millions)	442	444	(0.5)%	1,818	1,847	(1.6)%
Active fulltime equivalent Employees	44,831	45,861	(2.2)%	44,831	45,861	(2.2)%
Aircraft in service at period-end	680	694	(2.0)%	680	694	(2.0)%

RASM (unit revenue) - Operating revenue yield per ASM
PRASM (Passenger unit revenue) - Passenger revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM

Southwest Airlines Co.
Return on Invested Capital (ROIC)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions)
(unaudited)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2013	December 31, 2012
Operating Income, as reported	1,278	623
Add: Net impact from fuel contracts	84	32
Add: Acquisition and integration costs	86	183
Operating Income, non-GAAP	1,448	838
Net adjustment for aircraft leases (1)	143	117
Adjustment for fuel hedge accounting	(60)	(36)
Adjusted Operating Income, non-GAAP	1,531	919

Average invested capital (2)	11,664	12,575
Equity adjustment for hedge accounting	50	145
Adjusted average invested capital	11,714	12,720

ROIC, pre-tax	13.1%	7.2%

(1) Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).
(2) Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,355	$1,113
Short-term investments	1,797	1,857
Accounts and other receivables	419	332
Inventories of parts and supplies, at cost	467	469
Deferred income taxes	168	246
Prepaid expenses and other current assets	250	210
Total current assets	4,456	4,227
Property and equipment, at cost:
Flight equipment	16,937	16,367
Ground property and equipment	2,760	2,714
Deposits on flight equipment purchase contracts	764	416
Assets constructed for others	359	—
	20,820	19,497
Less allowance for depreciation and amortization	7,431	6,731
	13,389	12,766
Goodwill	970	970
Other assets	530	633
	$19,345	$18,596
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,247	$1,107
Accrued liabilities	1,229	1,102
Air traffic liability	2,571	2,170
Current maturities of long-term debt	629	271
Total current liabilities	5,676	4,650

Long-term debt less current maturities	2,191	2,883
Deferred income taxes	2,934	2,884
Construction obligation	437	331
Other noncurrent liabilities	771	856
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,231	1,210
Retained earnings	6,431	5,768
Accumulated other comprehensive income (loss)	(3)	(119)
Treasury stock, at cost	(1,131)	(675)
Total stockholders' equity	7,336	6,992
	$19,345	$18,596

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$212	$78	$754	$421
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	223	224	867	844
Unrealized (gain) loss on fuel derivative instruments	19	(34)	(5)	(189)
Deferred income taxes	(2)	131	50	251
Changes in certain assets and liabilities:
Accounts and other receivables	57	74	(17)	(33)
Other current assets	36	60	(46)	(104)
Accounts payable and accrued liabilities	158	72	343	186
Air traffic liability	(411)	(354)	400	334
Cash collateral received from derivative counterparties	1	15	57	233
Other, net	9	(34)	87	121
Net cash provided by operating activities	302	232	2,490	2,064
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment, net	(451)	(399)	(1,447)	(1,348)
Purchases of short-term investments	(614)	(563)	(3,135)	(2,481)
Proceeds from sales of short-term and other investments	812	773	3,198	2,996
Net cash used in investing activities	(253)	(189)	(1,384)	(833)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	66	5	97	27
Proceeds from termination of interest rate derivative instrument	—	38	—	38
Payments of long-term debt and capital lease obligations	(46)	(61)	(313)	(578)
Payments of cash dividends	—	—	(71)	(22)
Repayment of construction obligation	(3)	—	(5)	—
Repurchase of common stock	(40)	(75)	(540)	(400)
Other, net	(4)	(5)	(32)	(12)
Net cash used in financing activities	(27)	(98)	(864)	(947)

NET CHANGE IN CASH AND CASH EQUIVALENTS	22	(55)	242	284

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,333	1,168	1,113	829

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,355	$1,113	$1,355	$1,113

Southwest Airlines Co.
Fuel Derivative Contracts
As of January 17, 2014

Estimated economic jet fuel price per gallon, including taxes
Average Brent Crude Oil price per barrel	1Q 2014 (2)	Full Year 2014 (2)
$85	$2.60 - $2.65	$2.45 - $2.50
$95	$2.80 - $2.85	$2.70 - $2.75
Current Market (1)	$3.05 - $3.10	$2.95 - $3.00
$115	$3.15 - $3.20	$3.20 - $3.25
$125	$3.30 - $3.35	$3.40 - $3.45

Period	Average percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent crude oil-equivalent price levels
2014	Approx. 20%
2015	Approx. 40%
2016	Approx. 35%
2017	Approx. 50%

(1) Brent crude oil average market prices as of January 17, 2014, were approximately $106 and $104 per barrel for first quarter 2014 and full year 2014, respectively.

(2) The Company currently has approximately 10 percent of its first quarter 2014 estimated fuel consumption covered by fuel derivative contracts at varying crude oil-equivalent prices; and approximately 30 percent at Gulf Coast jet fuel-equivalent prices. For full year 2014, the Company currently has approximately 15 percent of its full year 2014 estimated fuel consumption covered by fuel derivative contracts at varying crude oil-equivalent prices; and approximately 5 percent at Gulf Coast jet fuel-equivalent prices.  The economic fuel price per gallon sensitivities provided above assume the relationship between Brent crude oil and refined products based on market prices as of January 17, 2014.

Southwest Airlines Co.
737 Delivery Schedule
As of January 22, 2014

	The Boeing Company					The Boeing Company
	737 NG					737 MAX
	-700 Firm Orders		-800 Firm Orders	Options	Additional -700s	-7 Firm Orders	-8 Firm Orders		Options	Total
2014	—		33	—	12	—	—		—	45
2015	—		19	—	5	—	—		—	24
2016	31		—	12	—	—	—		—	43
2017	15		—	12	—	—	14		—	41
2018	10		—	12	—	—	13		—	35
2019	—		—	—	—	15	10		—	25
2020	—		—	—	—	14	22		—	36
2021	—		—	—	—	1	33		18	52
2022	—		—	—	—	—	30		19	49
2023	—		—	—	—	—	24		23	47
2024	—		—	—	—	—	24		23	47
2025	—		—	—	—	—	—		36	36
2026	—		—	—	—	—	—		36	36
2027	—		—	—	—	—	—		36	36
	56	(1)	52	36	17	30	170	(2)	191	552

(1) The Company has flexibility to substitute 737-800s in lieu of 737-700 firm orders.
(2) The Company has flexibility to substitute MAX 7 in lieu of  MAX 8 firm orders beginning in 2019.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited consolidated financial statements are prepared in accordance with GAAP. These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges the Company believes are not indicative of its ongoing operational performance.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, including results that it refers to as “economic,” which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company's economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts--all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis reflects the Company's actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide a better measure of the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.
Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
In addition to its “economic” financial measures, as defined above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company's acquisition and integration of AirTran. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company's acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur substantial charges associated with integration of the two companies. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.
The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures. The Company believes free cash flow is a meaningful measure because it demonstrates the Company's ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2013, the Company generated $1.04 billion in free cash flow, calculated as operating cash flows of $2.49 billion less capital expenditures of $1.45 billion. The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business.  Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC (before taxes and excluding special items) in the accompanying reconciliation tables to the press release (See Return on Invested Capital).